EXHIBIT 11

                         COMMUNITY FINANCIAL CORPORATION
                           For the Three Months Ended


                                 June 30, 1998                   June 30, 1997
                        ------------------------------  ------------------------------
                                  Weighted                        Weighted
                                   Average   Per-Share             Average   Per Share
                         Income     Shares     Amount    Income     Shares     Amount
                        --------  ---------  ---------  --------  ---------  ---------
Basic EPS

Income available to
  common stockholders   $506,360  2,564,495    $0.20    $495,174  2,550,710    $0.20

Effect of Dilutive
 Securities

Options                       --     45,661                   --     22,080

Diluted EPS

Income available to
  common stockholders   $506,360  2,610,156    $0.19    $495,174  2,572,790    $0.20